Exhibit 10.1

AMENDMENT NUMBER TWO TO SECOND AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT AND AMENDMENT NUMBER ONE TO SECOND AMENDED AND RESTATED SECURITY AGREEMENT

THIS AMENDMENT NUMBER TWO TO SECOND AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT AND AMENDMENT NUMBER ONE TO SECOND AMENDED AND RESTATED SECURITY AGREEMENT (this “Amendment”), dated as of September 15, 2016 is entered into by and among BMC STOCK HOLDINGS, INC., a Delaware corporation (“Parent”), the Subsidiaries identified on the signature pages hereof as “Borrowers” (such Subsidiaries are referred to hereinafter each individually as a “Borrower” and individually and collectively, jointly and severally, as “Borrowers”), the lenders identified on the signature pages hereof (such lenders, and the other lenders party to the below-defined Credit Agreement, together with their respective successors and permitted assigns, each individually, a “Lender”, and collectively, the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company (“WFCF”), as agent for Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”), and in light of the following:

W I T N E S S E T H

WHEREAS, Parent, Borrowers, certain subsidiaries of Parent, as Guarantors (as defined therein), Lenders, Agent, WFCF and GOLDMAN SACHS BANK USA (“Goldman”), as joint lead arrangers, and WFCF and Goldman, as joint book runners, are parties to that certain Second Amended and Restated Senior Secured Credit Agreement, dated as of December 1, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrowers, Guarantors and Agent are parties to that certain Second Amended and Restated Security Agreement, dated as of December 1, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, Parent and Borrowers have requested that Agent and Lenders make certain amendments to the Credit Agreement and Security Agreement; and

WHEREAS, upon the terms and conditions set forth herein, Agent and Lenders are willing to make certain amendments to the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Defined Terms. All initially capitalized terms used herein (including the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby.

2.    Amendments to Credit Agreement. Subject to the satisfaction (or waiver in writing by Agent) of the conditions precedent set forth in Section 4 hereof, the Credit Agreement shall be amended as follows:

(a)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating or adding in proper alphabetical order each of the following defined terms in their entirety as follows:

“Aggregate Commitment” means the combined Commitments of the Revolving Lenders, which combined Commitments shall not exceed $375,000,000; provided, that the Aggregate Commitment (a) includes the L/C Commitment, (b) may be decreased by the amount of reductions in (i) the Commitments made in accordance with Section 2.05, and (ii) the Aggregate Commitments made in accordance with Section 2.07, and (c) may be increased in accordance with Section 2.15.

“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $125,000,000, minus (b) the aggregate principal amount of Increases to the Commitment and the Aggregate Commitment previously made pursuant to Section 2.15.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Borrowing Base” means, as of any date of determination, the result of:

(a)    an amount equal to the result of (i) the sum of (A) 85% of the amount of Eligible Accounts (other than any Credit Card Receivables) plus, without duplication of the foregoing clause (A), (B) 90% of the amount of Eligible Credit Card Receivables, less (ii) the Warranty Reserve, less (iii) the Dilution Reserve, plus

(b)    the least of (i) 60% of the Aggregate Commitment, (ii) 70% of the result of (A) Eligible Inventory, less (B) the Inventory Vendor Discount Reserve, less (C) the Inventory Volume Rebate Reserve, and (iii) 85% of the result of (A) the Inventory Orderly Liquidation Value of Eligible Inventory, less (B) the Inventory Vendor Discount Reserve, less (C) the Inventory Volume Rebate Reserve, minus

(c)    the Rent Reserve plus the aggregate amount of other reserves, if any, established by the Agent in the exercise of its Permitted Discretion.

Anything to the contrary in this Agreement notwithstanding, the Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base in such amounts, and with respect to such matters, as the Agent in its Permitted Discretion shall deem necessary or appropriate, including (x) reserves in an amount equal to the Bank Product Reserve Amount, (y) without duplication, reserves in respect of Dilution, and (z) reserves with respect to (A) sums that Parent or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (B) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which by operation of law or contract would have priority over the Liens securing the Obligations), which Lien or trust, in the Permitted Discretion of the Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

“Collateral Documents” mean, collectively, (a) the Security Agreement, the Intellectual Property Security Agreements, and all other security agreements, patent and trademark assignments, lease assignments, control agreements and other similar agreements between Parent or any other Loan Party and the Lenders, or the Agent for the benefit of the Lenders and the other Secured Parties, now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against Parent or any other Loan Party as debtor in favor of the Lenders, or the Agent for the benefit of the Lenders and the other Secured Parties, as secured party, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

“Disposition” means (a) the direct or indirect sale, lease, conveyance, transfer, or other disposition of property, and the sale, spinoff or other disposition of any division, business unit, business line, captive insurer or cell captive insurer (including by way of sale and leaseback and by means of merger, consolidation, or similar transaction), and the issuance or sale of Equity Securities by any Subsidiary of Parent, other than sales or other dispositions expressly permitted under Sections 8.02(a) through 8.02(e); provided, that “Disposition” shall not include the issuance and sale of Equity Securities by Parent, and (b) any other event that would constitute an “Asset Disposition” as such term is defined in the Senior Note Documents (or any analogous term).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excluded Collateral” has the meaning specified in the Security Agreement (and in all events all fee and leasehold interests in real property shall constitute “Excluded Collateral”).

“Insignificant Subsidiaries” means, as of any date of determination, each Subsidiary of Parent, if any, which have (i) aggregate gross revenues constituting less than or equal to 5.0% of the consolidated gross revenues of Parent and its Subsidiaries measured for the twelve (12) month period ended immediately prior to such date for which financial statements have been delivered to Agent pursuant to Section 7.01(a), (b), or (c), and (ii) assets constituting less than or equal to 5.0% of the consolidated tangible assets of Parent and its Subsidiaries; provided, that a Subsidiary of Parent will not be considered to be an Insignificant Subsidiary if (x) it is a Loan Party, (y) it, directly or indirectly, guarantees or otherwise provides credit support for any Indebtedness of any Loan Party, and/or (z) it constitutes a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such regulation is in effect on the Effective Date; provided further, that the following Subsidiaries of Parent are Insignificant Subsidiaries as of the Effective Date: (1) Michael Nicholas Carpentry, LLC, an Illinois limited liability company, and (2) Stock Building Supply of Florida, LLC, a Florida limited liability company.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of September 15, 2016, by and between the Agent and the Notes Collateral Agent, and acknowledged and agreed by each Loan Party, as such Intercreditor Agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and this Agreement.

“L/C Commitment” means the commitment of the Issuing Lender to Issue, and the commitment of the Revolving Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date an amount equal to $100,000,000; provided, that the L/C Commitment is a part of the Aggregate Commitment rather than a separate, independent Commitment.

“Permitted Prepayments” means any prepayment, redemption or repurchase of Indebtedness so long as the following conditions are satisfied as of the date of such prepayment, redemption or repurchase and after giving pro forma effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom; and (b) either (i) (A) Administrative Borrower shall have delivered to the Agent written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, Parent and its Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 1.00:1.00 for the four (4) fiscal quarter period ended immediately prior to the making of such prepayment, redemption or repurchase for which financial statements have been or are required to have been delivered pursuant to Section 7.01(a) or (b), and (B) after giving effect to such prepayment, redemption or repurchase, Borrowers would have Availability of at least the greater of (x) $56,250,000, and (y) 15.0% of the Line Cap then in effect; or (ii) after giving effect to such prepayment, redemption or repurchase, Borrowers would have Availability of at least the greater of (1) $75,000,000, and (2) 20.0% of the Line Cap then in effect.

“Receivables Facility Indebtedness” means the aggregate outstanding amount of Indebtedness outstanding under a Receivables Facility incurred by a Receivables Subsidiary under Section 3.2(b)(15) of the Senior Note Indenture, as in effect on the date hereof.

“Senior Note Indenture” means the Indenture, dated September 15, 2016, governing the Senior Notes, by and among BMC East, LLC, as Issuer, the guarantors from time to time party thereto, and the Notes Collateral Agent, as amended, modified, supplemented, restated, refinanced or replaced from time to time in accordance with the terms thereof and the Intercreditor Agreement.

“Senior Notes” means the 5.5% Senior Secured Notes due 2024 issued pursuant to the Senior Note Indenture.

(b)    The definition of “Defaulting Lender” set forth in Section 1.01 of the Credit Agreement is hereby amended by adding the following text before the period at the end of clause (f) thereof: “, or (iii) becomes the subject of a Bail-In Action”.

(c)    The definition of “Permitted Acquisition” set forth in Section 1.01 of the Credit Agreement is hereby amended by amending and restating clause (c) of such definition in its entirety as follows:

(c)    either (i) (A) Administrative Borrower shall have delivered to the Agent written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period (such eliminations and inclusions to be either (x) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, or (y) mutually and reasonably agreed upon by Administrative Borrower and Agent) created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition), Parent and its Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 1.00:1.00 for the four (4) fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition for which financial statements have been or are required to have been delivered pursuant to Section 7.01(a) or (b), and (B) after giving effect to the consummation of the proposed Acquisition, Borrowers would have Availability of at least the greater of (1) $46,875,000, and (2) 12.5% of the Line Cap then in effect; or (ii) after giving effect to the consummation of the proposed Acquisition, Borrowers would have Availability of at least the greater of (1) $65,625,000, and (2) 17.5% of the Line Cap then in effect;

(d)    The definitions of “FILO Reserve”, “FILO Reserve Trigger Period”, “Formula Amount”, “Mixed Collateral”, “Mortgage”, “Mortgaged Property”, “Prepayment Trigger”, “Reinvestment Period”, “Required Prepayment Amount” set forth in Section 1.01 of the Credit Agreement are hereby deleted in their entirety.

(e)    Section 2.07(a)(iv) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

(iv)    Asset Dispositions. At all times that a Cash Sweep Notification is in effect, if on any date any Parent or any of its Subsidiaries shall receive Net Proceeds of any ABL Priority Collateral from any Disposition, Borrowers shall prepay the Obligations in accordance with Section 2.07(b)(ii) in an aggregate amount equal to such Net Available Cash and any Net Available Cash remaining after such prepayment shall be deposited in a Deposit Account (other than the Designated Notes Account) subject to a Control Agreement.

(f)    Section 2.07(b)(ii)(1) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

(1)    So long as no Application Event has occurred and is continuing, as follows: first, Borrowers shall prepay the Revolving Loans then outstanding; and second (if any excess remains), Borrowers shall Cash Collateralize any L/C Obligations then outstanding in accordance with Section 3.02; provided that Borrowers shall not be obligated to Cash Collateralize any L/C Obligations in connection with any mandatory prepayment required pursuant to Section 2.07(a)(iv) so long as (A) no Default or Event of Default shall have occurred or be continuing or immediately result from such mandatory prepayment, and (B) as of the date of such mandatory prepayment and after giving effect thereto, Borrowers would have Availability of at least the greater of (x) $56,250,000, and (y) 15.0% of the Aggregate Commitment then in effect.

(g)    Section 2.09(a) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

(a)    Subject to Section 2.09(c) below, each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to:

(i)    if the Revolving Loan is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate, plus the Applicable Margin relative to LIBOR Rate Loans, and

(ii)    if the Revolving Loan is a Base Rate Loan, at a per annum rate equal to the Base Rate, plus the Applicable Margin relative to Base Rate Loans.

(h)    Section 2.16 of the Credit Agreement is hereby amended by (i) deleting each reference to “$45,000,000” in clauses (a) and (b) thereof, and (ii) replacing them with “$37,500,000”.

(i)    Section 6.13 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

6.13    Collateral Documents.

(a)    The provisions of each of the Collateral Documents are effective to create in favor of the Agent on behalf of the Lenders and the other Secured Parties, a legal, valid and enforceable first priority Lien in all right, title and interest of the applicable Loan Party in the Collateral described therein to secure the Obligations, subject only to the Intercreditor Agreement and Permitted Liens, (ii) all filings and other actions necessary or desirable to perfect and maintain the perfection and first priority (subject to the Intercreditor Agreement) status of such Liens have been duly made or taken and remain in full force and effect, in each case to the extent required by the Collateral Documents, and (iii) each Intellectual Property Security Agreement has been delivered to the Agent when required hereby or by the Security Agreement for filing in the U.S. Patent and Trademark Office and the U.S. Copyright Office, in each case to the extent required by the Collateral Documents.

(b)    All representations and warranties of Parent and each of its Subsidiaries party thereto contained in the Collateral Documents are true and correct.

(j)    Section 6.21 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

6.21    [Intentionally Omitted].

(k)    Section 7.01(c) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

(c)    [Intentionally Omitted];

(l)    Section 7.02(a) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

(a)    concurrently with the delivery of the financial statements referred to in Section 7.01(a) and Section 7.01(b), a completed Compliance Certificate certified by a Responsible Officer of Administrative Borrower;

(m)    Section 7.02(d) of the Credit Agreement is hereby amended by (i) deleting each reference to “$45,000,000” therein, and (ii) replacing them with “$37,500,000”.

(n)    Section 7.06 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

7.06    Insurance. In addition to insurance requirements set forth in the Collateral Documents, each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers’ compensation insurance, public liability and property and casualty insurance. All such insurance shall name the Agent as loss payee and as additional insured, for the benefit of the Lenders, as their interests may appear. All casualty and key man insurance maintained by Parent or any of its Subsidiaries shall name the Agent as loss payee and all liability insurance shall name the Agent as additional insured for the benefit of the Lenders, as their interests may appear. Upon the request of the Agent, Administrative Borrower shall furnish the Agent, with sufficient copies for each Lender, at reasonable intervals a certificate of a Responsible Officer of Administrative Borrower (and, if requested by the Agent, any insurance broker of Parent or any of its Subsidiaries) setting forth the nature and extent of all insurance maintained by Parent and its Subsidiaries in accordance with this Section 7.06 or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

(o)    Section 7.13(a) of the Credit Agreement is hereby amended by (i) deleting the words “(or, in the case of Section 7.13(a)(iv), contemporaneously with the delivery thereof to the Notes Collateral Agent)” therein, and (ii) amending and restating subclause (iv) of such Section in its entirety as follows:

(iv)    [Intentionally Omitted].

(p)    Section 7.15(b) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

(b)    [Intentionally Omitted].

(q)    Section 7.16(c) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

(c)    Each Cash Management Bank shall establish and maintain cash management and/or control agreements (each, a “Cash Management Agreement”) with the Agent and Parent (or any applicable Subsidiary of Parent), in form and substance reasonably acceptable to the Agent. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by the Agent directing the disposition of the funds in the applicable Cash Management Account(s) without further consent by Parent or any of its Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account(s) other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account(s) and for returned checks or other items of payment, and (iii) from and after the date that the Cash Management Bank receives written notification (a “Cash Sweep Notification”) from the Agent, the Cash Management Bank will forward, by daily sweep, all amounts in the applicable Cash Management Account(s) to the Agent’s Account. The Agent agrees that it will not provide a Cash Sweep Notification to the Cash Management Bank unless and until (A) an Event of Default has occurred and is continuing, or (B) Availability for three consecutive days is less than the greater of (1) $33,330,000, and (2) 10.0% of the Line Cap. The Agent shall notify the Cash Management Bank that it is rescinding the Cash Sweep Notification if (x) no Event of Default exists, and (y) at least 30 consecutive days have elapsed since the date of the Cash Management Bank’s receipt of the Cash Sweep Notification in which Availability as of the end of each such day is greater than the greater of (1) $33,330,000, and (2) 10.0% of the Line Cap.

(r) Article VII of the Credit Agreement is hereby amended by adding the following new Section 7.19 at the end thereof:

7.19 Asset Sale Offers. In connection with any Asset Dispositions (as defined in the Senior Note Documents), Borrowers shall make such prepayments of the Obligations (together with concurrent permanent reduction of the Commitments) and/or make such investments in Additional Assets (as defined in the Senior Note Documents) as are necessary to avoid the obligation to make an Asset Disposition Offer (as defined in the Senior Note Documents) with respect to any such Asset Dispositions.

(s) Section 8.04(o) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

(o) any Investments, so long as (i) no Default or Event of Default has occurred and is continuing or would immediately result therefrom, and (ii) either (A) (1) Administrative Borrower shall have delivered to Agent written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, Parent and its Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 1.00:1.00 for the four (4) fiscal quarter period ended immediately prior to the making of the Investment for which financial statements have been or are required to have been delivered pursuant to Section 7.01(a) or (b), and (2) after giving effect to the Investment, Borrowers would have Availability of at least the greater of (x) $46,875,000, and (y) 12.5% of the Line Cap then in effect, or (B) after giving effect to the Investment, Borrowers would have Availability of at least the greater of (1) $65,625,000, and (2) 17.5% of the Line Cap then in effect.

(t) Section 8.05(b) of the Credit Agreement is hereby amended by (i) deleting each reference to “$250,000,000” therein, and (ii) replacing them with “$350,000,000”.

(u) Section 8.11(e) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

(e) make Restricted Payments, so long as (i) no Default or Event of Default has occurred and is continuing or would immediately result therefrom; and (ii) either (A) (1) Administrative Borrower shall have delivered to Agent written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, Parent and its Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 1.00:1.00 for the four (4) fiscal quarter period ended immediately prior to the making of the Restricted Payment for which financial statements have been or are required to have been delivered pursuant to Section 7.01(a) or (b), and (2) after giving effect to the Restricted Payment, Borrowers would have Availability of at least the greater of (x) $56,250,000, and (y) 15.0% of the Line Cap then in effect; or (B) after giving effect to the Restricted Payment, Borrowers would have Availability of at least the greater of (1) $75,000,000, and (2) 20.0% of the Line Cap then in effect.

(v) Section 8.19 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

8.19 Financial Covenant. From any date that Excess Availability is less than or equal to the greater of (a) $33,330,000, and (b) 10.0% of the Line Cap until the date that Excess Availability has been greater than the greater of (i) $33,330,000, and (ii) 10.0% of the Line Cap for a period of at least 30 consecutive days, Parent and its Subsidiaries shall have a Fixed Charge Coverage Ratio at the end of any fiscal quarter (beginning with the fiscal quarter most recently ended for which financial statements have been delivered to Agent pursuant to Section 7.01(a), (b), or (c) prior to the first time Excess Availability is less than or equal to the greater of (A) $33,330,000, and (B) 10.0% of the Line Cap) of at least 1.0:1.0 for the twelve month period then ending.

(w) Section 9.01(c) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

(c) Specific Defaults. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of 7.01(a), 7.01(b), 7.02(a), 7.02(d), 7.03(a), 7.04(a)(i) (other than with respect to Insignificant Subsidiaries), 7.12, 7.16, 7.19 or in Article VIII;

(x) Article 11 of the Credit Agreement is hereby amended by adding the following new Section 11.24 at the end thereof:

11.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(y) Exhibit B of the Credit Agreement is hereby amended by (i) deleting such Exhibit in its entirety, and (ii) inserting the Exhibit B attached hereto in lieu thereof.

(z) Exhibit H of the Credit Agreement is hereby amended by (i) deleting such Exhibit in its entirety, and (ii) inserting the Exhibit H attached hereto in lieu thereof.

(aa) Schedule 2.01(b) of the Credit Agreement is hereby amended by (i) deleting such Schedule in its entirety, and (ii) inserting the Schedule 2.01(b) attached hereto in lieu thereof

(bb) Schedules 6.21 and 8.02(g) of the Credit Agreement are hereby deleted in their entirety.

3. Amendment to Security Agreement. The first paragraph of Section 3 of the Security Agreement is hereby amended by deleting the text “(A) the aggregate value of the equipment as to which the Agent’s Lien is not noted on the certificate of title does not exceed $40,000,000, and (B)”.

4. Conditions Precedent to Amendment. The satisfaction (or waiver in writing by Agent) of each of the following shall constitute conditions precedent to the effectiveness of the Amendment (such date being the “Second Amendment Effective Date”):

(a) Agent shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect.

(b) Agent shall have received that certain Amendment Number One to Third Amended and Restated Fee Letter, duly executed by the parties thereto, and the same shall be in full force and effect.

(c) Agent shall have received a certificate of a Responsible Officer of the Administrative Borrower, on behalf of itself and each other Loan Party, certifying that (i) after giving effect to this Amendment, the representations and warranties contained herein, in the Credit Agreement, and in the other Loan Documents, in each case shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall continue to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing as of the Second Amendment Effective Date, nor shall either result from the consummation of the transactions contemplated herein.

(d) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against Borrowers, any Guarantor, Agent, any other member of the Lender Group, or any Bank Product Provider.

(e) To the extent invoiced at least one Business Day prior to the contemplated Second Amendment Effective Date, Borrowers shall pay concurrently with the closing of the transactions evidenced by this Amendment, all fees, costs, expenses and taxes then payable pursuant to the Credit Agreement and Section 6 of this Amendment.

5. Representations and Warranties. Each of Parent and each Borrower hereby represents and warrants to Agent and each other member of the Lender Group as follows:

(a) It (i) is a corporation, limited liability company or partnership duly organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority and all governmental licenses, authorizations, consents and approvals (A) to own its assets and carry on its business, and (B) to execute, deliver, and perform its obligations under this Amendment, (iii) is duly qualified, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, license or good standing, and (iv) is in compliance with all Requirements of Law, except, in each case referred to in clauses (ii)(A), (iii) or (iv), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b) The execution, delivery, and performance by it of this Amendment have been duly authorized by all necessary corporate, limited liability company or other applicable organizational action on the part of it, and do not and will not (i) contravene the terms of any of its Organization

Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Indebtedness or any material Contractual Obligation to which it is a party or any order, injunction, writ or decree of any Governmental Authority to which it or its property is subject, or (iii) violate any Requirement of Law.

(c)    This Amendment, when executed and delivered by it, constitutes the legally valid and binding obligations of it, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(d)    The execution, delivery, and performance by it of this Amendment do not and will not require any approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Agent under the Collateral Documents and any filings that may be required under Securities Laws in connection with the enforcement of such Liens).

(e)    No injunction, writ, temporary restraining order, or any order of any nature purporting to enjoin or restrain the execution, delivery, and performance of this Amendment has been issued and remains in force by any Governmental Authority against any Borrower, any Guarantor, Agent, any other member of the Lender Group, or any Bank Product Provider.

(f)    No Default or Event of Default has occurred and is continuing as of the date of the effectiveness of this Amendment, and no condition exists which constitutes a Default or an Event of Default.

(g)    The representations and warranties set forth in this Amendment, the Credit Agreement, as amended by this Amendment and after giving effect to this Amendment, and the other Loan Documents to which it is a party are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall continue to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

(h)    This Amendment has been entered into without force or duress, of the free will of it, and its decision to enter into this Amendment is a fully informed decision and it is aware of all legal and other ramifications of each such decision.

(i)    It has read and understands this Amendment, has consulted with and been represented by independent legal counsel of its own choosing in negotiations for and the preparation of this Amendment, has read this Amendment in full and final form, and has been advised by its counsel of its rights and obligations hereunder.

6.    Payment of Costs and Fees. Borrowers shall pay to Agent all Lender Group Expenses (including, without limitation, the reasonable fees and expenses of one law firm retained by Agent) in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto.

7. Reserved.

8.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE PROVISION SET FORTH IN SECTION 11.16 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

9.    Amendments. This Amendment cannot be altered, amended, changed or modified in any respect except in accordance with Section 11.01 of the Credit Agreement.

10.    Counterpart Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

11. Effect on Loan Documents.

(a)    The Credit Agreement and the Security Agreement, each as amended hereby, and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. Except for the amendments to the Credit Agreement and the Security Agreement expressly set forth herein, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect. The modifications set forth herein are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse any future non-compliance with the Loan Documents nor operate as a waiver of any Default or Event of Default, shall not operate as a consent to any waiver, consent or further amendment or other matter under the Loan Documents, and shall not be construed as an indication that any future waiver or amendment of covenants or any other provision of the Credit Agreement or any other Loan Document will be agreed to, it being understood that the granting or denying of any waiver or amendment which may hereafter be requested by Borrowers remains in the sole and absolute discretion of Agent and Lenders. To the extent that any terms or provisions of this Amendment conflict with those of the Credit Agreement or the other Loan Documents, the terms and provisions of this Amendment shall control.

(b)    Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c)    Upon and after the effectiveness of this Amendment, each reference in the Security Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Security Agreement, and each reference in the other Loan Documents to “the Security Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Security Agreement, shall mean and be a reference to the Security Agreement as modified and amended hereby.

(d)    To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(e)    This Amendment is a Loan Document.

(f)    This Amendment shall be subject to the interpretive provisions of Section 1.02 of the Credit Agreement.

12.    Entire Agreement. This Amendment, and the terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

13.    Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

14.    Reaffirmation of Obligations. Each of Parent and each Borrower hereby (a) acknowledges and reaffirms its obligations owing to Agent, each other member of the Lender Group, and the Bank Product Providers under each Loan Document to which it is a party, and (b) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect. Each of Parent and each Borrower hereby (i) further ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted, pursuant to and in connection with the Security Agreement or any other Loan Document to Agent, on behalf and for the benefit of each member of the Lender Group and each Bank Product Provider, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and (ii) acknowledges that all of such Liens and security interests, and all Collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof (including, without limitation, from after giving effect to this Amendment).

15.    Ratification. Each of Parent and each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents effective as of the date hereof and as modified hereby.

16.    Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

17.    Releases. Agent, promptly after the Second Amendment Effective Date, agrees to execute and deliver any mortgage releases and other similar discharge or release documents (in recordable form if applicable) as Borrowers may reasonably request to effectuate the termination and release of the security interests and Liens of Agent on the real property of the Loan Parties, and which are prepared at Borrowers’ expense.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

“Parent” and “Guarantor”

BMC STOCK HOLDINGS, INC., a Delaware
corporation

By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

“Borrowers”

BMC WEST, LLC, a Delaware limited liability		SELECTBUILD CONSTRUCTION, INC., a
company		Delaware corporation

By:	/s/ Paul Street	By:	/s/ Paul Street
Name:	Paul Street	Name:	Paul Street
Title:	General Counsel	Title:	General Counsel

BMC CONSTRUCTION SERVICES, LLC, a		COLEMAN FLOOR, LLC, a Delaware limited
Delaware limited liability company		liability company

By:	/s/ James F. Major, Jr.	By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.	Name:	James F. Major, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer	Title:	Executive Vice President, Chief Financial Officer and Treasurer

BMC EAST, LLC, a North Carolina limited		BMC CORPORATE SERVICES, LLC, a
liability company		Delaware limited liability company

By:	/s/ James F. Major, Jr.	By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.	Name:	James F. Major, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer	Title:	Executive Vice President, Chief Financial Officer and Treasurer

STOCK BUILDING SUPPLY WEST (USA),		STOCK BUILDING SUPPLY MIDWEST,
INC., a Delaware corporation		LLC, a Delaware limited liability company

By:	/s/ James F. Major, Jr.	By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.	Name:	James F. Major, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO AMENDMENT NUMBER TWO TO SECOND AMENDED AND

RESTATED SENIOR SECURED CREDIT AGREEMENT]

STOCK BUILDING SUPPLY OF ARKANSAS,		COLEMAN FLOOR SOUTHEAST, LLC, a
LLC, a Delaware limited liability company		Delaware limited liability company

By:	/s/ James F. Major, Jr.	By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.	Name:	James F. Major, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer	Title:	Executive Vice President, Chief Financial Officer and Treasurer

TBSG, LLC, a Delaware limited liability company		SBS GUILFORD, LLC, a Delaware limited
liability company

By:	/s/ James F. Major, Jr.	By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.	Name:	James F. Major, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer	Title:	Executive Vice President, Chief Financial Officer and Treasurer

BMC WINDOW & DOOR SOUTHEAST, LLC,
a Delaware limited liability company

By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO AMENDMENT NUMBER TWO TO SECOND AMENDED AND

RESTATED SENIOR SECURED CREDIT AGREEMENT]

“Agent” and “Lender”

WELLS FARGO CAPITAL FINANCE, LLC, a
Delaware limited liability company

By:	/s/ Emily Chase
Name:	Emily Chase
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NUMBER TWO TO SECOND AMENDED AND

RESTATED SENIOR SECURED CREDIT AGREEMENT]

“Lender”

GOLDMAN SACHS BANK USA

By:	/s/ Mehmet Barlas
Name:	Mehmet Barlas
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDMENT NUMBER TWO TO SECOND AMENDED AND

RESTATED SENIOR SECURED CREDIT AGREEMENT]

“Lender”

BANK OF AMERICA, N.A.

By:	/s/ John Getz
Name:	John Getz
Title:	SVP

[SIGNATURE PAGE TO AMENDMENT NUMBER TWO TO SECOND AMENDED AND

RESTATED SENIOR SECURED CREDIT AGREEMENT]

“Lender”

SUNTRUST BANK

By:	/s/ Bryan Van Horn
Name:	Bryan Van Horn
Title:	VP

[SIGNATURE PAGE TO AMENDMENT NUMBER TWO TO SECOND AMENDED AND

RESTATED SENIOR SECURED CREDIT AGREEMENT]

“Lender”

MUFG UNION BANK, N.A.

By:	/s/ Adrian Avalos
Name:	Adrian Avalos
Title:	Director

[SIGNATURE PAGE TO AMENDMENT NUMBER TWO TO SECOND AMENDED AND

RESTATED SENIOR SECURED CREDIT AGREEMENT]

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Financial Statements Date:    _________________

Reference is made to that certain Second Amended and Restated Senior Secured Credit Agreement, dated as of December 1, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among (i) Building Materials Holding Corporation, a Delaware corporation, and upon consummation of the Merger, BMC Stock Holdings, Inc., a Delaware corporation, as the successor entity pursuant to the Parent Assumption, as parent and as “Guarantor” (such merged entity, “Parent”), (ii) the Subsidiaries of Parent identified on the signature pages thereof as “Borrowers”, (iii) the Subsidiaries of Parent identified on the signature pages thereof as “Guarantors”, (iv) the various lenders from time to time party thereto (collectively, the “Lenders”), (v) Wells Fargo Capital Finance, LLC, a Delaware limited liability company (“WFCF”), as agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”), (vi) WFCF and Goldman Sachs Bank USA (“Goldman”), as joint lead arrangers, and (vii) WFCF and Goldman, as joint book runners. Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

The undersigned Responsible Officer of Stock Building Supply, LLC (“Administrative Borrower”) hereby certifies as of the date hereof that he/she is the ___________ of Administrative Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Agent on the behalf of Parent and each of its Subsidiaries, and that:

[Use the following paragraph if this Certificate is delivered in connection with the annual financial statements required by Section 7.01(a) of the Credit Agreement.]

(a)    Attached hereto are true, correct and complete copies of the audited consolidated balance sheet of Parent and its Subsidiaries as at the end of the fiscal year ended __________ and the related consolidated statements of income or operations, shareholders’ equity, retained earnings and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the report and opinion of the Independent Auditor, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit [except for any “going concern” or other qualification or exception solely as a result of the impending maturity date of any Indebtedness]1 and which states that such consolidated financial statements present fairly the financial position and the results of operations and cash flows of Parent and its Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years.

or

[1]	The opinion and report accompanying the financial statements for the fiscal year ending immediately prior to the maturity date of any Indebtedness may be subject to a “going concern” or other qualification solely as a result of such impending maturity date.

[Use the following paragraph if this Certificate is delivered in connection with the quarterly financial statements required by Section 7.01(b) of the Credit Agreement.]

(a)    Attached hereto are true and correct copies of the unaudited consolidated balance sheet of Parent and its Subsidiaries as of the end of the fiscal quarter ended ________ and the related consolidated statements of income and cash flows for the period commencing on the first day and ending on the last day of such quarter, which are complete and accurate in all material respects and fairly present, in accordance with GAAP (subject to year-end audit adjustments and the absence of footnotes), the consolidated financial position and the results of operations and cash flows of Parent and its Subsidiaries.

(b)    The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Parent and its Subsidiaries during the accounting period covered by the attached financial statements.

(c)    Parent and its Subsidiaries, during such period, have observed, performed or satisfied all of the covenants and other agreements, and satisfied every condition in the Credit Agreement to be observed, performed or satisfied by Parent and its Subsidiaries, and the undersigned has no knowledge of any Default or Event of Default.

(d)    The representations and warranties of the Loan Parties contained in Article VI of the Credit Agreement qualified as to materiality are true and correct, and those not so qualified are true and correct in all material respects, as though made on and as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they shall be true and correct as of such earlier date; and except that this notice shall be deemed instead to refer to the last day of the most recent year and fiscal month for which financial statements have then been delivered in respect of the representation and warranty made in Section 6.11(a) of the Credit Agreement).

(e)    The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as the __________ of Administrative Borrower as of __________.

STOCK BUILDING SUPPLY, LLC, a North
Carolina limited liability company

By:
Name:
Title:

Schedule 1

to Compliance Certificate

Effective Date of Calculation:

A. Section 8.19 – Fixed Charge Coverage Ratio

1.      From any date that Excess Availability is less than or equal to the greater of (i) $33,330,000, and (ii) 10.0% of the Line Cap until the date that Excess Availability has been greater than the greater of (A) $33,330,000, and (B) 10.0% of the Line Cap for a period of at least 30 consecutive days, Parent and its Subsidiaries shall have a Fixed Charge Coverage Ratio at the end of any fiscal quarter (beginning with the fiscal quarter most recently ended for which financial statements have been delivered to Agent pursuant to Section 7.01(a), (b), or (c) prior to the first time Excess Availability is less than or equal to the greater of (x) $33,330,000, and (y) 10.0% of the Line Cap) of at least 1.0:1.0 for the twelve month period then ending.

:

2. In compliance with Section 8.19 of the Credit Agreement?	[Yes/No]

EXHIBIT H

FORM OF BORROWING BASE CERTIFICATE

[DATE]

WELLS FARGO CAPITAL FINANCE, LLC,

as Agent

2450 Colorado Avenue

Suite 3000 West

Santa Monica, California 90404

Attn: Business Finance Division Manager

Ladies and Gentlemen:

The undersigned Responsible Officer of Stock Building Supply, LLC, a North Carolina limited liability company (“Administrative Borrower”), pursuant to Section 7.02(d) of that certain Second Amended and Restated Senior Secured Credit Agreement, dated as of December 1, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among (i) Building Materials Holding Corporation, a Delaware corporation, and upon consummation of the Merger, BMC Stock Holdings, Inc., a Delaware corporation, as the successor entity pursuant to the Parent Assumption, as parent and “Guarantor” (such merged entity, “Parent”), (ii) the Subsidiaries of Parent identified on the signature pages thereof as “Borrowers”, (iii) the Subsidiaries of Parent identified on the signature pages thereof as “Guarantors”, (iv) the various lenders from time to time party thereto (collectively, the “Lenders”), (v) Wells Fargo Capital Finance, LLC, a Delaware limited liability company (“WFCF”), as agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”), (vi) WFCF and Goldman Sachs Bank USA (“Goldman”), as joint lead arrangers, and (vii) WFCF and Goldman, as joint book runners, hereby certifies, solely in such capacity, to Agent that (1) the information attached hereto as Exhibit A is true and correct as of the effective date of the calculation set forth thereon and (2) no Event of Default has occurred and is continuing on such date.

All initially capitalized terms used in this Borrowing Base Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

[signature page follows]

STOCK BUILDING SUPPLY, LLC, a North Carolina limited liability company

By:
Name:
Title:

EXHIBIT A

BORROWING BASE CALCULATION

(BMC STOCK HOLDINGS, INC.)

BMC Stock Holdings, Inc.

Borrowing Base Certificate

As of             , 20

Borrowing Base	From Schedule A

Less:
Revolving Loan Balance

Letters of Credit Outstanding

Borrowing Base Availability

Revolver Availability	Lesser of (i) Borrowing Base and (ii) $375,000,000 (Aggregate Commitment)

Less:

Revolving Loan Balance

Letters of Credit Outstanding

Revolver Availability

Schedule A

BMC Stock Holdings, Inc.

Borrowing Base Certificate

As of             , 20

Gross Trade Accounts Receivable (other than any Credit Card Receivables)

Less: Ineligible Accounts and Applicable Reserves			See Schedule A.1

Eligible Accounts

Advance Rate		85%

A.1

Gross Credit Card Accounts Receivable

Less: Ineligible Accounts and Applicable Reserves			See Schedule A.1

Eligible Credit Card Receivables

Advance Rate		90%

A.2

Accounts Receivable Availability	A

Eligible Inventory Cap		60% of Aggregate Commitment
B.1

Gross Inventory

Less: Ineligible Inventory and Applicable Reserves			See Schedule A.3

Eligible Inventory

Advance Rate			70%

Available Eligible Inventory		B.2

Eligible Inventory (use the number from above)		B.3.a

Net Orderly Liquidation Value from Appraisal		B.3.b

Eligible Inventory Orderly Liquidation Value (B.3.a multiplied by B.3.b)

Advance Rate			85%

Less: Applicable Reserves

Available Eligible Inventory Orderly Liquidation Value		B.3

Inventory Availability (the least of B.1, B.2 and B.3)		B

Total Reserves		C

Borrowing Base	A+B-C=D

SCHEDULE 2.01(b)

Allocations

Lender	Commitment
Wells Fargo Capital Finance, LLC	$179,166,666.67
Bank of America, N.A.	$70,833,333.33
Goldman Sachs Bank USA	$41,666,666.67
SunTrust Bank	$41,666,666.67
MUFG Union Bank, N.A.	$41,666,666.67

All Lenders	$375,000,000.00